Exhibit 99.1

News Release

For Immediate Release

OvaScience Welcomes John Howe, M.D., Former President and CEO of Project HOPE, to Board of Directors

CAMBRIDGE, Mass., June 5, 2015 - OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, announced today the appointment of John P. Howe, III, M.D., former President and Chief Executive Officer of Project HOPE, to the OvaScience Board of Directors.

“Dr. Howe’s many accomplishments, including overseeing Project HOPE through its expansion of international health education and humanitarian medical work over the past 14 years, have helped millions of people worldwide,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer and Co-Founder of OvaScience. “His commitment to serving the global unmet needs of patients is aligned with our mission to offer new fertility treatments to women who are in need of new options.”

Dr. Howe is a recognized expert in international medicine and is a humanitarian leader. From 2001 through 2015, he served as the President and Chief Executive Officer of Project HOPE, an international health education and humanitarian assistance foundation, which operates more than 70 programs in 45 countries on five continents. During Dr. Howe’s tenure, Project HOPE expanded its areas of distributing medicine, treating infectious diseases and non-communicable diseases, and promoting the health education and life improvement of women and children. Before Project HOPE, Dr. Howe held the Distinguished Chair in Health Policy at The University of Texas Health Science Center at San Antonio; he served as the Center’s chief executive from 1985 through 2000 and is currently the President Emeritus. He is a board member of BB&T Bank, the Chinese Center for Communicable Disease Control and Prevention, the John E. Fogarty International Center at the National Institutes of Health and the Texas Biomedical Research Institute, among others. Among Dr. Howe’s numerous honors and awards are the U.S. Army’s Commander’s Award for Public Service, the Surgeon General’s Exemplary Service Award and the Magnolia Award from the City of Shanghai, China. Dr. Howe is a published author of numerous articles, chapters and abstracts in medical journals, including the New England Journal of Medicine and the Annals of Internal Medicine, among others. Dr. Howe holds a Bachelor of Arts from Amherst College and an M.D. from Boston University School of Medicine.

“I believe OvaScience’s innovative approach to new treatments could make a major positive impact on how infertility challenges are addressed,” said Dr. Howe. “I look forward to joining the OvaScience team as the Company continues to grow internationally and its fertility treatments become more widely available to patients.”

About OvaScience

 OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells - immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States. OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve,  and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections.For more information, please visit www.ovascience.com and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s business and development plans for the AUGMENT treatment and its two fertility treatments in development. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the commercial ramp up of the AUGMENT treatment, which we expect will depend upon the successful transition of ACE clinics to commercial operations, the addition of new ACE clinics, and the results from ACE clinic experience as they become available; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

###

Contacts:

Theresa McNeely

EVP, Chief Communications Officer

tmcneely@ovascience.com

617-299-7356

Media
Cara Mayfield

Director, Corporate Communications

cmayfield@ovascience.com

617-714-9638